UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2020

Dine Brands Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 Par Value	DIN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2020, Dine Brands Global, Inc. (the “Corporation”) announced that John W. Peyton, age 53, has been appointed as the Chief Executive Officer of the Corporation and as a director of the Corporation, effective January 4, 2021. Mr. Peyton succeeds Stephen P. Joyce, who resigned as Chief Executive Officer and as a director of the Corporation, effective January 4, 2021.

Mr. Peyton has served as the President and Chief Executive Officer of Realogy Franchise Group since 2016. Prior to Realogy, Mr. Peyton spent 17 years with Starwood Hotels and Resorts Worldwide, holding various positions including Chief Marketing Officer, Senior Vice President of Global Operations and Chief Operations Officer, North America Hotel Division, among others.

Per the terms of Mr. Peyton’s Employment Agreement with the Corporation, he will receive a compensation package consisting of the following: (1) an annual base salary of $1,000,000; (2) participation in the Corporation’s annual incentive plan with a target payout of 100% of base salary and a guaranteed payout of 50% of the target amount for 2021; (3) participation in the Corporation’s long-term equity incentive award program with a grant date value for the 2021 fiscal year of not less than $3,500,000; and (4) a cash signing bonus of $1,200,000 (which is subject to pro rata repayment if Mr. Peyton resigns within two years after his start date). In addition, as of his start date Mr. Peyton will receive a one-time special grant of restricted stock units having a grant date value of $3,500,000 and a one-time special grant of stock options with a grant date value of $1,000,000. One-half of this special grant of restricted stock units will vest on each of the first and second anniversaries of the start date assuming Mr. Peyton remains continuously employed by the Corporation through such date or has a qualifying termination prior to such vesting date. One-third of this special stock option grant will vest on each of the first, second, and third anniversaries of the start date assuming Mr. Peyton remains continuously employed by the Corporation through such date or has a qualifying termination of employment prior to such vesting date. Mr. Peyton will also be entitled to participate in standard health and other benefit plans and perquisites that may be extended generally to the most senior executive officers of the Corporation. Mr. Peyton’s Employment Agreement provides for certain cash payments to be made to Mr. Peyton in connection with qualifying terminations, including a cash payment at a multiple of two times his base salary and annual bonus, or three times his base salary and bonus if the termination occurs within 24 months after a change in control. Additionally, in connection with a qualifying termination, Mr. Peyton’s equity awards (other than the special grants described above) are subject to accelerated prorated vesting based on the length of time served plus an additional 24 months, with performance-based awards also subject to the achievement of actual performance conditions. If the qualifying termination occurs within 24 months after a change in control, then all time-vested awards will accelerate in full and all performance-vested awards will convert to time-vested awards upon the change in control and accelerate in full upon termination.

In connection with his resignation as Chief Executive Officer and as a director of the Corporation, Mr. Joyce entered into an Amendment to Employment Agreement with the Corporation. Pursuant to the terms of the Amendment to Employment Agreement, Mr. Joyce shall remain employed as a non-executive special advisor to the Corporation through February 16, 2021. Mr. Joyce shall continue to receive base salary, additional compensation, and benefits through February 1, 2021 and thereafter will participate in the Corporation’s benefit plans through his termination date.

A copy of the Corporation’s press release announcing the appointment of John W. Peyton and the departure of Mr. Joyce is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by the Corporation on November 17, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 17, 2020	DINE BRANDS GLOBAL, INC.

	By:	/s/ Bryan R. Adel
Bryan R. Adel Senior Vice President, Legal, General Counsel and Secretary